UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   December 12, 2012

OphthaliX Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1656 Reunion Avenue, Suite 250, South Jordan, UT	84095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 36133372

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2012, the Board of Directors approved the appointment of Dr. Gil Ben-Menachem as Chief Executive Officer of OphthaliX Inc. (the “Company”) effective January 1, 2013.  Effective January 1, 2013, Pnina Fishman, the current interim Chief Executive Officer of the Company, will relinquish the position of Chief Executive Officer but will remain Chairman of the Board.

Dr. Ben-Menachem, age 45, joins the Company from Teva Pharmaceutical Industries Ltd., a world leading generic drug maker, where he has served since 2008 as Director of Business Development at the Global Branded Products division.  At Teva, Dr. Ben-Menachem was responsible for business development efforts leading to partnering and acquisitions for late stage drug candidates.  As a senior member of the business development unit, he managed sourcing, due diligence, negotiations, and partnering of innovative clinical-stage drug candidates and was responsible for all Ex U.S. territories.  Dr. Ben-Menachem was also head of the Oncology Search and Evaluation team at Teva which was responsible for sourcing a multimillion dollar license with Ongogenex on OGX-111, a late-stage drug for multiple oncology indications.  At Teva he also oversaw all business development responsibilities of Teva Biogeneric and Biosimilars, as well as business development of multiple licensing teams, including autoimmune, oncology, neurology, and multiple sclerosis.  From 2005 until 2008 he served as Director of Business Development at Paramount Bioscience LLC, a global, privately held, registered broker/dealer based in Cambridge, Massachusetts, and New York which was engaged in pharmaceutical development and healthcare investment and where he participated in the founding of several biotechnology companies.

Dr. Ben-Menachem received his B.Sc. in Biology, M.Sc. in Biotechnology, and Ph.D. in Microbiology from the Hebrew University, and his MBA from the University of Maryland. He concluded his postdoctoral training in immunology and microbiology at the NIH.

The Board of Directors has also approved an employment agreement with Dr. Ben-Menachem which will be effective January 1, 2013.  For the first three months of the employment agreement, Dr. Ben-Menachem will receive monthly compensation of NIS 45,000 (approximately US$11,782) and thereafter will receive NIS 50,000 (approximately US$13,091).  He will also participate in a pension plan and in a severance plan.  Under the terms of the employment agreement he will be entitled to 20 days paid vacation and 18 days paid sick leave per year.  The Company will lease a vehicle for Dr. Ben-Menachem’s use during the term of the employment agreement and pay for its maintenance and expense.  In addition to his base salary, Dr. Ben-Menachem will be eligible to receive a success bonus equal to one times his then applicable monthly salary based upon reaching each of the following milestones:  upon completion of equity funding by the Company in excess of US$5,000,000 or upon commencement of the second phase 3 clinical trial in relation to CF101 for the treatment of dry eye syndrome.  The Company has also agreed to grant time-based options to Dr. Ben-Menachem equal to 1% of the Company’s issued and outstanding share capital.  These options will vest quarterly over a three-year period and will be exercisable at a price equal to the stock price of the Company’s common stock on the date of grant.   In addition, the Company has agreed to grant performance based options to Dr. Ben-Menachem in the same amount as the time-based options upon achievement of the following milestones by the Company:  one-third upon commencement of trading of the Company’s stock on Nasdaq or NYSE MKT LLC (formerly the American Stock Exchange); one-third upon completion of an out-license transaction in relation to any product of the Company; and one-third upon commencement of a phase 3 clinical trial of the CF-101 for Glaucoma (or other milestone to be determined by the Board if this trial is unsuccessful).  The employment agreement is terminable by either party upon 90 days’ prior written notice, except for termination for cause which would be effective immediately upon notice.  The employment agreement is also terminable upon Dr. Ben-Menachem reaching retirement age under Israeli law or upon his death or disability.

There is no family relationship between Dr. Ben-Menachem and any director, executive officer, or person nominated or chosen by us to become a director or executive officer of the Company.

A press release announcing the appointment is attached hereto as an exhibit to this report.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

99.1

Press Release, dated December 12, 2012.

99.2

Employment Agreement dated effective January 1, 2013, with Dr. Gil Ben-Menachem

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OphthaliX Inc.

Date:  December 12, 2012

By: /s/ Pnina Fishman

      Pnina Fishman, Chief Executive Officer

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